Exhibit 10.1

July 27, 2012

T. Duane Morgan
4420 Jonathan
Bellaire, TX 77401

Dear Mr. Morgan:

This will serve to confirm our recent discussion regarding our offer to you to re-join Gardner Denver, Inc. (the “Company”) as Vice President & President, Engineered Products Group, reporting directly to Michael M. Larsen, Interim Chief Executive Officer and Chief Financial Officer.  You understand that you will report directly to the permanent Chief Executive Officer once that person is selected by the Company’s Board of Directors.  Your job will be located at our Houston, Texas location.  Below please find a summary of the key terms of our offer.  As a prior employee of the Company, you received a summary of the impact of your May 2, 2012 retirement on certain elements of your compensation and benefits in a letter to you dated May 7, 2012, which we refer to herein as the “May Letter”.

1.
Duties. You will perform all duties required of the role of Vice President & President, Engineered Products Group as well as any other duties as may from time to time be assigned by the Interim Chief Executive Officer (or any subsequent Chief Executive Officer) or the Board of Directors of the Company, and agree to abide by all bylaws, policies, practices, procedures and rules of the Company.  You will devote your best efforts and full business time and attention to the business and affairs of the Company in a businesslike and efficient manner.

2.
Term. Your employment term (“Employment Term”) will be for one year, commencing on July 23, 2012, and shall continue for a period through and including July 23, 2013, unless the Employment Term is earlier terminated.  The Employment Term may be extended by mutual agreement for one additional year to July 23, 2014, by each party notifying the other in writing of its intention to renew your employment at least 60 calendar days prior to the end of the original Employment Term.

If you are involuntarily terminated without cause (whether by death, disability or otherwise, each as determined by the Management Development & Compensation Committee of the Board of Directors  (the “MDCC” or “Compensation Committee”)), prior to the end of the Employment Term, then you will be entitled to be paid previously earned and accrued base salary as of the date of termination in a lump sum plus a lump sum amount equal to the remaining salary that would have been payable through the end of the then Employment Term, and no other amounts or benefits shall accrue or be payable hereunder, except to the extent provided under the terms of an applicable benefit plan or program.  Any such payment will be made no later than March 15 following the year in which the termination occurs.  For such period of time that you or any of your dependents is eligible for and elects COBRA continuation coverage (in accordance with Section 4980B of the Internal Revenue Code) under any Company group health plan, the Company shall pay 100% of the premiums necessary to maintain such COBRA continuation coverage. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.  Receipt of the above severance benefits is contingent on your execution of a waiver and release agreement reasonably acceptable to the Company within 60 days after your termination; provided, however, that any payment which may be due following execution of such a release shall be made on the last day of such 60-day period.

Initial  /s/ TDM  Date 7/27/12

Gardner Denver, Inc. |   1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667  |  Office : 610-249-2000  |   Fax : 610-232-0425

If you voluntarily terminate your employment or if you are terminated by the Company for cause, including but not limited to a violation of the Gardner Denver Code of Ethics and Business Conduct,  (each as determined by the Committee) prior to the end of the then Employment Term, or if your employment is terminated at or after the expiration of the Employment Term, you will only be entitled to your base salary through the date of termination and shall not be entitled to any further salary, bonus, benefits or other compensation or severance; provided, however, that any benefits to which you were entitled to receive that were outlined in the May Letter will remain in full force and effect.  You may also be required to repay all or a portion of  the special sign-on bonus as provided in Section 10.

3.
Salary.  Your annual base salary will be $425,000 for the Employment Term, or such higher amount as may be determined from time to time by the Compensation Committee.  Thereafter, your annual salary will be set by the Compensation Committee in its discretion.

4.
Executive Annual Bonus Plan.  As described in the May Letter and pursuant to the terms of the Gardner Denver, Inc. Executive Annual Bonus Plan, your 2012 annual bonus under the terms of the Executive Annual Bonus Plan will remain prorated for your prior four months of service in 2012 on the terms described in the May Letter (the “Pro-rated Bonus”).

You will be eligible for a stub-period bonus for the period beginning August 1, 2012 and ending December 31, 2012 (the “Stub-period Bonus”), subject to the discretion of the Compensation Committee, taking into account metrics to be mutually agreed upon, with a guaranteed minimum Stub-period Bonus of $50,000.

You will be eligible to participate in the Executive Annual Bonus Plan for the performance period beginning January 1, 2013 and ending December 31, 2013.  Your target annual bonus opportunity for the 2013 performance period will be at least 65% of your base salary.

5.
Long Term Cash Bonus Plan (LTCB).  You previously received long-term cash bonus awards in February 2010, February 2011 and February 2012 under the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated (“LTIP”).  As described in the May Letter, these awards will continue to be payable, subject to the terms of the LTIP and the applicable award agreements, and remain prorated based on your service through May 2, 2012.

You will be eligible for full participation in the long-term cash bonus awards made by the MDCC for new awards beginning on January 1, 2013, for the period ending on December 31, 2015, or such other periods as determined in the discretion of the Compensation Committee, subject to the terms of the plan.

6.
Equity Awards.  Stock option and restricted stock unit awards made to you prior to May 2, 2012 will continue to be subject to the terms of the LTIP and the applicable award agreements, as described in the May Letter.

Annually, you will again be eligible to receive equity grants under the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated.  In accordance with the plan, the Compensation Committee, in its sole discretion, will determine the type(s) and amount(s) of your awards.  As you know, these grants have historically been made each February in the form of restricted stock units and stock options.  Restricted stock units typically cliff vest three (3) years after the grant date.  Stock option awards

Initial  /s/ TDM   Date 7/27/12

Gardner Denver, Inc. |   1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667  |  Office : 610-249-2000  |   Fax : 610-232-0425

typically vest in three (3) equal annual increments and are exercisable for seven (7) years.  The vesting and other terms of any future awards you receive will be determined by the Compensation Committee in accordance with the plan.

For the annual long-term awards made in February 2013, the Company will recommend to the Compensation Committee that your total long-term compensation target opportunity (options, RSUs and long-term cash bonus awards) will be no less than $650,000 target grant date value, subject to the terms and conditions of the LTIP and to the Compensation Committee’s discretion.

7.
Special Restricted Stock Unit Grant. In consideration of your return to the Company, you will receive a special one-time award of restricted stock units (“RSUs”) valued at $200,000, with the number of RSUs based on the closing price of the Company’s common stock on the New York Stock Exchange on the July 30, 2012 grant date (the number of RSUs will be based on $200,000 divided by the closing stock price, rounded down to the nearest whole share).  These restricted stock units will vest over a 2 year period, with 50% vesting on the first anniversary of the date of grant and the remaining 50% vesting on the second anniversary of the date of grant.  The vesting terms and other terms and conditions, will be determined by the Compensation Committee in its discretion.

8.	Change in Control. You will receive a change in control agreement that will reflect terms and conditions that will be approved by the Compensation Committee at its’ next regularly scheduled meeting.

9.
Indemnification Agreement.  You will receive an indemnification agreement to protect you from potential claims made against you in your capacity as a Company executive, consistent with Company practice.  Such indemnification agreement will be on substantially the same terms and conditions as the indemnification agreement that applied to you prior to May 2, 2012.

10.
Special Sign on Bonus. You will receive a one-time sign on cash bonus in the amount of $200,000, less applicable taxes and withholdings.  This payment will be made to you on the next regular payroll cycle after you begin your employment with the Company.  Should you voluntarily terminate your employment or be involuntarily terminated for cause, including but not limited to a violation of the Gardner Denver Code of Ethics and Business Conduct, (each as determined by the Compensation Committee) during the initial one-year Employment Term, you will be required to repay 100% of this sign-on bonus, including applicable taxes paid on your behalf by the Company.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated) or if you are involuntarily terminated without cause, you shall be released of any obligation to repay the sign-on bonus described above.

As additional consideration for your special sign on bonus and special RSU grant, you agree for a period of twenty four (24) months following the termination of employment, you will not (i) compete with the Company by performing work for a direct competitor of the Company, its subsidiaries or its affiliates; and/or (ii) be or become a partner, owner, investor, officer, director, member, employee, independent contractor, agent of, consultant to or give financial or other assistance to, any corporation, partnership, joint venture or any other entity, person or contemplated enterprise engaging in or planning to engage in any activities competitive with the Company, its subsidiaries or its affiliates.   You further agree that for a period of twenty four (24) months following the termination of your employment, you shall not directly or indirectly (i) induce, solicit, request or advise any Customers (as defined below) to patronize any

Initial /s/ TDM   Date 7/27/12

Gardner Denver, Inc. |   1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667  |  Office : 610-249-2000  |   Fax : 610-232-0425

business which competes with any business of the Company or its affiliates for which you have had any management responsibility during your affiliation with the Company; or (ii) entice, solicit, request or advise any employee of the Company or its affiliates to accept employment (or other affiliation) with any other person, firm or business. As used above, “Customers” means all customers of any business of the Company or its affiliates with which you had contact or for which you had management responsibility during your affiliation with the Company.  You acknowledge and agree that any breach of the covenants contained in this paragraph 10 will cause immediate and irreparable harm to the Company, that the restrictions of this paragraph are reasonable, and that the Company shall be entitled to injunctive relief to enjoin any continuing breach of this paragraph and to actual and consequential damages resulting therefrom (including attorney fees to enforce this provision). You further agree not disclose any of the confidential information gained in your current or prior position with the Company to the advantage of a Company competitor or to the Company disadvantage and to otherwise abide by all confidentiality restrictions pursuant to other agreements which you have previously executed or will execute with the Company.

The terms of this paragraph 10 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.

11.
Retirement Plans.  As an executive of Gardner Denver, you will again be eligible to participate in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan, subject to the terms and conditions of those plans and otherwise in a manner consistent with Code Section 409A and other applicable law.

12.
Long-Term Care Insurance Program.  The Compensation Committee adopted a Long-Term Care Insurance program in 2004.  As an executive of Gardner Denver, the Company will pay for your premiums under this program for the balance of the term of payments remaining as long as you remain an active Company employee.  Details of the Long-Term Care benefit have been provided to you previously.

13.
Additional Executive Benefits.  You will be eligible for other benefits on substantially the same terms and conditions as prior to your retirement on May 2, 2012, subject to all of the terms and conditions of the applicable plans, Company policy and applicable law.

14.
Health and Welfare Insurance Coverage.  You will also be eligible for other benefits coverage including medical, dental, and life insurance and disability, subject to all of the terms and conditions of the applicable plans, Company policy and applicable law. A brief summary of these benefit programs will be provided to you. The Gardner Denver benefits plan coverage year begins on April 1st and ends on March 31st.

15.	Vacation. You will be eligible for four (4) weeks of vacation per year, consistent with Company policy.

16.
Savings Clause. You agree that if any part or provision of this agreement is deemed by any court to be invalid, void or unenforceable for any reason, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.	Governing Law. This agreement shall be governed by and enforced in accordance with the laws and jurisdiction of the Commonwealth of Pennsylvania.

18.
Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed

Initial  /s/ TDM   Date 7 /27/12

Gardner Denver, Inc. |   1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667  |  Office : 610-249-2000  |   Fax : 610-232-0425

by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

19.	Counterparts. This agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

20.
Specified Employee Determination.  Notwithstanding anything herein to the contrary, in the event that you are determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and returning it to my attention.

Sincerely,

/s/ Susan A. Gunn

Susan A. Gunn
Vice President of Human Resources

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ T. Duane Morgan
T. Duane Morgan

Date: July 27, 2012

Initial  /s/ TDM   Date 7/27/12

Gardner Denver, Inc. |   1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667  |  Office : 610-249-2000  |   Fax : 610-232-0425